Exhibit 10.28

CONFIDENTIAL

February 11, 2022

Mr. Eli Spiro

Chief Executive Officer

CleanTech Acquisition Corp.

207  West 25th Street, 9th Floor

New York, NY 10001

Dear Mr. Spiro:

This letter agreement (this “Agreement”) confirms the terms pursuant to which CleanTech Acquisition Corp., a special purpose acquisition company (“SPAC”) listed on the Nasdaq (together with its subsidiaries involved in a Transaction (as defined below), the “Company” or “Cleantech”), has retained Roth Capital Partners, LLC (and including any of its affiliates assisting in executing this engagement, “Roth,” “we” or “us,” and together with the Company, each a “Party” and collectively, the “Parties”) to provide the Company with certain advisory services outlined in Section 1(a) (the “Services”) below, relating to the Company’s possible merger or other form of business combination transaction (including, but not limited to, a reverse merger or other sale or transfer in which the Target, as defined below, or its shareholders control a majority of the voting or economic interests in the surviving, successor or parent entity) between the Company and Nauticus Robotics, Inc. a Texas corporation (the “Target”) (the “Transaction”), including the terms of any such Services provided by Roth before the date of this Agreement.

1.	Capital Markets Advisory Services –

(a)	The Company hereby engages Roth as its capital markets advisor regarding a potential transaction. During the Term (as defined below), as reasonably requested, to (i) provide advice and assistance with respect to defining objectives and potential equity offerings (including with respect to structure, marketing strategy and execution); (ii) assist the Company in evaluating its equity securities; (iii) perform analyses of equity capital markets, the holders of the Company’s equity securities, and shareholder engagement; and (iv) subject to Section 1(b) below, perform such other equity capital markets-related advisory services reasonably requested by the Company and agreed to by Roth. Further, as requested by the Company, Roth shall attend meetings with the Company to review performance and to refine mutually agreed-upon equity capital markets-related services to be provided and define objectives and deliverables.

ROTH CAPITAL PARTNERS, LLC

888 SAN CLEMENTE DRIVE, NEWPORT BEACH, CA 926600 | 800. 678. 9147 | www.roth.com | Member SIPC/FINRA

The Parties acknowledge and agree that (i) Roth is not undertaking and shall not serve as the Company’s proxy solicitor in connection with the Transaction, and (ii) nothing in this Agreement constitutes a commitment or obligation by Roth to purchase any of the Company’s securities of the Company or to ensure that the Company shall obtain the necessary approval from its equity holders to consummate the Transaction.

(b)	The Company will, as Roth may reasonably request, provide the necessary assistance, participation and information reasonably required at all steps and shall cause management to be reasonably available, and will furnish, and cause management to furnish, Roth such information, data and cooperation relating to the Company as Roth may reasonably request.

(c)	The Parties acknowledge and agree that in consideration of Roth’s agreement to provide the Services set forth in this Agreement, Roth shall be paid the Advisory Fee in accordance with the terms and conditions of Section 2 of this Agreement in respect of any closed Transaction, regardless of whether the Company or Roth actually procured the Prospect or the definitive written agreement regarding the Transaction (the “Definitive Agreement”).

(d)	Roth will not provide any legal, accounting, regulatory, appraisal or tax advice and will rely upon the Company and its other advisors for all such advice, nor will Roth render any formal opinion as to any Transaction. If the Company requests that Roth provide any services other than those expressly set out in Section 1(a), the Company and Roth will enter into an additional agreement that will set forth the nature and scope of such services, appropriate compensation and other customary matters, as mutually agreed between the Company and Roth.

(e)	Rules to which we are subject prohibit our giving research coverage for compensation (unless disclosed). Accordingly, we cannot assure the Company that our research department will cover the Company, but we will introduce the Company to the appropriate Roth Senior Research Analyst, who will make an independent assessment whether to initiate research.

2.	Fees - In consideration of Roth’s agreement to provide the Services as described in Section 1(a), if, during the Term (as defined below) or the six (6) month period following any termination of this Agreement, the Transaction closes (the “Closing”), the Company shall pay Roth at the Closing, as a cost of sale of such Transaction, a cash advisory fee (the “Advisory Fee”) in the amount of $350,000.

3.	Termination – The term of this Agreement (the “Term”) shall commence on the date executed by the signatories below and shall continue until terminated by either Party upon thirty (30) days’ prior written notice to the other Party. Sections 2 through 8 of this Agreement, and Addendum A attached to this Agreement shall survive any termination of this Agreement.

4.	Indemnification – In consideration of Roth’s signing this Agreement and agreeing to perform Services pursuant to this Agreement, the Company agrees to perform the obligations as provided in Addendum A attached to this Agreement.

5.	Confidentiality – Roth agrees to use all material nonpublic information provided to it by or on behalf of the Company hereunder solely for the purpose of providing the Services and to treat all such information confidentially; provided, however, that nothing herein shall prevent Roth from (a) sharing such information with its employees, attorneys or representatives of it or the Company who need to know such information in connection with the Services or (b) disclosing such information pursuant to the order of any court or administrative agency. Notwithstanding the foregoing, such material nonpublic information does not include any information (i) that was already in the possession of Roth or any or its representatives, or was available to Roth or any of its representatives on a non-confidential basis, prior to the disclosure to Roth or such representatives, (ii) that was obtained by Roth or any of its representatives from a third party which, insofar as is known by Roth or such representatives, is not subject to any prohibition against disclosure, (iii) that was or is independently developed by Roth or any of its representatives without violating any confidentiality obligation under this paragraph, or (iv) that was or becomes generally available to the public through no fault of Roth. The provisions of this Section shall automatically terminate one (1) year following the Term. This Agreement supersedes any other agreement regarding confidentiality that may have been previously entered into between the Company and Roth.

6.	Publicity – Roth shall have the right, at its expense, to publicize Roth’s role as capital markets advisor to the Company with respect to any transaction arising from the Services (including in customary “tombstone” announcements or other advertisements in financial and other newspapers and journals and marketing materials), and the Company agrees that Roth may use the Company’s logo or other identifying marks in any such publicity. The Company will not publish, refer to, describe or characterize Roth’s engagement under this Agreement or the terms of this Agreement, or the advice provided to the Company by Roth, without the prior written approval of Roth in each instance.

7.	Miscellaneous –

(a)	The Company acknowledges that providing accurate and complete information is essential to a successful engagement. Any information that the Company provides to Roth will not contain any misstatement or untrue statement of a material fact, or omit to state any material fact necessary to make such information not false or misleading. During the Term, the Company will continue to inform Roth of any material developments or matters that occur or come to the Company’s attention with respect to the Company or the matters contemplated by this Agreement. The Company agrees that it will review any marketing materials prepared or distributed in connection with the Services, and will promptly inform Roth if the marketing materials contain any statement which is untrue or misleading or any omissions of material fact. The Company recognizes and confirms that Roth, in the performance of the Services: (i) may rely upon such information received from the Company without independent verification by Roth; and (ii) does not assume responsibility for the accuracy or completeness of any publicly available information or such information received from the Company, whether or not Roth makes an independent verification of such information.

(b)	The Company acknowledges and agrees that Roth has been engaged solely as an advisor to the Company to provide the Services, and no fiduciary, agency or similar relationship has been created in respect of any of the Services, regardless whether Roth (or any of its affiliates) has advised or is advising the Company on any other matters. In connection with this engagement, Roth is acting as an independent contractor, with the only rights and obligations between Roth and the Company as set forth in this Agreement. The Services are solely for the benefit of the Company and are not intended to, nor shall they be deemed or construed to, create any duty toward or confer any rights upon any persons or entities not a Party (including, without limitation, security holders (in their capacities as such), employees or creditors of the Company) as against Roth or its affiliates or their respective directors, officers, agents and employees. Roth and the Company further agree that neither Roth nor any of its affiliates or any of its or their respective representatives or controlling persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) shall have any liability to the Company or its Company’s security holders or creditors, or any person asserting claims on behalf of or in the right of the Company (whether direct or indirect, in contract, tort, for an act of negligence or otherwise) for any losses, fees, damages, liabilities, costs, expenses or equitable relief arising out of or relating to this Agreement or the Services, except for losses, fees, damages, liabilities, costs or expenses that arise out of or are based on any action of or failure to act by Roth and that are finally judicially determined to have resulted solely from the gross negligence or willful misconduct of Roth. All analyses, reports, and related materials (the “Materials”) that Roth will provide under this Agreement are proprietary to Roth and for the exclusive use of the Company’s board of directors and management. Without the prior written consent of Roth, the Company may not disclose any Materials to any person other than the Company’s management and board of directors (or persons performing in a similar governing capacity).

(c)	If Roth is legally required or requested by the Company or its counsel to render services in any pending or threatened proceeding (including, but not limited to, producing documents, answering interrogatories or providing testimony), the Company shall pay Roth’s then current hourly rates for the persons involved for the time expended in rendering such services, including, but not limited to, time for meetings, conferences, preparation and travel, and all related reasonable out-of-pocket expenses (including, without limitation, the fees and expenses of Roth’s legal counsel incurred in connection with such services).

(d)	The Company acknowledges and agrees that Roth and affiliated entities are a comprehensive, financial services firm involved in a wide range of investment bankingand other activities (including investment management, corporate finance and securities issuing, trading and research) for their own account and otherwise. Roth and its affiliates may have interests that differ from the Company’s interests. Roth and its affiliates have no duty to disclose to the Company, or use for the Company’s benefit, any information acquired in the course of providing services to any other party, engaging in any transaction or carrying on any other businesses. Roth’s employees, officers, partners and affiliates may at any time own the Company’s securities or those of any other entity involved in any transaction contemplated by this Agreement. Roth recognizes its obligations under applicable securities laws in connection with the purchase and sale of such securities.

(e)	This Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) (a “Dispute”), shall be governed by, and enforced in accordance with, the internal laws of the State of California, including its statutes of limitations, without regard to any borrowing statute that would result in the application of the statute of limitations of any other jurisdiction. All Disputes shall be settled by final and binding arbitration in Los Angeles, California in accordance with the commercial rules then prevailing of JAMS. The decision of the arbitrators shall be binding on Roth and the Company and may be entered and enforced in any court of competent jurisdiction by either Party. The arbitration shall be pursued and brought to conclusion as rapidly as is possible. TO THE EXTENT PERMITTED BY LAW, Each of Roth and the Company VOLUNTARILY AND IRREVOCABLY waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of THIS AGREEMENT, the engagement of Roth pursuant to, or the performance by Roth of, the Services. In any Dispute between the Company and Roth arising out of the interpretation, application or enforcement, or otherwise relating to the subject matter, of this Agreement, including, without limitation, any breach of this Agreement, the prevailing Party shall be entitled to an award of reimbursement from the non-prevailing Party of the prevailing Party’s reasonable attorneys’ fees and costs, including fees and costs incurred by the prevailing Party in obtaining or enforcing an award or judgment.

(f)	This Agreement (including any addendum attached to this Agreement) is binding upon and inures to the benefit of the Parties and their respective successors and permitted assigns. The Company agrees not to assign or delegate this Agreement in whole or in part without the prior written consent of Roth, and any attempted assignment or delegation without Roth’s prior written consent shall be null and void. Roth, the other Indemnified Parties (as to Section 4 and Addendum A), and their respective successors and assigns are intended beneficiaries and may directly enforce their rights under this Agreement (including any addendum attached to this Agreement) against the Company and/or its successors and permitted assigns. This Agreement (and any addendum or attached to this Agreement) constitute the entire agreement between the Parties regarding the subject matter of this Agreement and supersede any prior agreements or understandings, written or oral, between them. Any modification or amendment to this Agreement or any waiver of any rights or remedies by any Party must be set forth in writing, fully executed by the Parties and delivered to the other Party. Any notice must be sent to the respective Parties at the following addresses: If to the Company: at the address set forth above, Attn: Eli Spiro; email: espiro@axxcesscapital.com. If to Roth: Roth Capital Partners, LLC; 888 San Clemente Drive; Attn: Richard Platt, General Counsel; email: rplatt@roth.com.

(g)	This Agreement has been reviewed by the signatories hereto and their counsel. There shall be no construction of any provision against Roth because this the Agreement was drafted by Roth, and the Parties waive any statute or rule of law to such effect. If any provision of this Agreement is determined by a court or arbitration panel having jurisdiction to be unenforceable to any extent, the rest of that provision (if applicable) and the balance of this Agreement shall remain enforceable to the fullest extent permitted by law.

(h)	Reference is made to Cleantech’s final prospectus, dated July 14, 2021 (the “Prospectus”).

Roth has read the Prospectus and understands that Cleantech has established the trust account described in the Prospectus, initially in an amount of $151.5 million for the benefit of the public stockholders and the underwriters of Cleantech’s initial public offering (the “Underwriters”) and that, except for certain exceptions described in the Prospectus, Cleantech may disburse monies from the trust account only: (i) to the public stockholders in the event of the conversion of their shares or the liquidation of Cleantech; or (ii) to Cleantech and the Underwriters after consummation of a business combination, as described in the Prospectus.

For and in consideration of Cleantech agreeing to enter into this Agreement, Roth hereby agrees that it does not have any right, title, interest or claim of any kind in or to any monies in the trust account (the “Claim”) and hereby waives any Claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Cleantech and will not seek recourse against the trust account for any reason whatsoever.

(i)	All amounts payable under this Agreement are denominated in U.S. dollars, and shall be paid in U.S. dollars via wire transfer of immediately available funds in accordance with instructions set forth in Roth’s invoice. All amounts payable under this Agreement shall be paid without set-off and without deduction for any withholding, value-added or other similar taxes, charges, fees or assessments.

Agreed and accepted (this Agreement may be executed in one or more counterparts, and sent by facsimile or electronic transmission, and each such counterpart shall be an original and all of which shall together constitute one and the same instrument):

Roth Capital Partners, LLC

By:	/s/ Jesse Pichel
Name:	Jesse Pichel
Title:	Managing Director

AGREED AND ACCEPTED:

CleanTech Acquisition Corp.

By:	/s/ Eli Spiro
Name:	Eli Spiro
Title:	Chief Executive Officer

ADDENDUM A

Pursuant to the foregoing letter agreement dated February 7, 2022 (the “Agreement”), CleanTech Acquisition Corp. (the “Company”), shall indemnify, defend and hold harmless Roth Capital Partners, LLC (“Roth”) and their respective affiliates, together with their and their affiliates’ respective officers, directors, managers, members, partners, security holders, employees and agents, and each Person (as defined below), if any, who controls Roth or any of its affiliates within the meaning of the U.S. Securities Act of 1933, as amended, or the U.S. Securities Exchange Act of 1934, as amended (all of the foregoing are referred to collectively as “Indemnified Parties” and individually as an “Indemnified Party”), from and against any and all (a) claims, actions (including security holder claims or actions, derivative or otherwise), demands, investigations and proceedings of any kind or nature (collectively, “Proceedings”) threatened, brought or established against any Indemnified Party by any party (“Person”), and (b) losses, claims, judgments, penalties, fines, charges, costs (including professional or legal fees and other costs of litigation or other proceedings), damages, taxes, liabilities of any kind or nature, whether joint or several (collectively, “Losses”), which such Indemnified Party may suffer or incur under any statute, common law, contract, tort or otherwise (including, without limitation, all such Losses suffered or incurred in considering, preparing for, responding to, disputing, or otherwise dealing with any actual or potential Proceedings, including any Proceeding brought in connection with any Indemnified Party’s right to be indemnified pursuant to this Addendum A), directly or indirectly arising out of, relating to or in connection with (i) the Agreement, the services provided in connection with the Agreement, or the exercise of Roth’s rights under the Agreement (including this Addendum A), or (ii) any transaction arising out of the transactions arising from the Services (each an “Indemnified Claim”), except solely to the extent that any such Indemnified Claim is found, in a final, unappealable judgment by a court of competent jurisdiction, to have resulted solely and exclusively and as a direct and proximate cause from said Indemnified Party’s willful misconduct or gross negligence (other than an action or failure to act undertaken or refrained from being undertaken at the written or express request of or with the written or express consent of the Company) (an “Excluded Act”).

No Proceeding will be brought against any Indemnified Party to recover any Losses that the Company, its security holders, officers, directors/managers or creditors, or any other Person in connection with any Indemnified Claim, may suffer or incur by reason of or in connection with any Indemnified Claim, and no Indemnified Party shall have any liability to the Company, its security holders, officers, directors/managers or creditors, or any other Person by reason of or in connection with any Indemnified Claim, whether such Loss arises under any statute, common law, contract, tort or otherwise, except solely to the extent that any such Losses or liability is found, in a final, unappealable judgment by a court of competent jurisdiction, to have resulted solely and exclusively and as a direct and proximate cause from said Indemnified Party’s Excluded Act. Nothing in the Agreement (including this Addendum A) shall be construed as rendering Roth or any other Indemnified Party liable, under any circumstances and under any theory of law, to the Company, the Company’s security holders, officers, directors/managers or creditors, or any other Person in respect of any indirect, incidental, special, consequential or punitive damages, even if Roth or any other Indemnified Party have been advised as to the possibility thereof. The aggregate liability of all Indemnified Parties to the Company, the Company’s security holders, officers, directors/managers or creditors, and any other Person, under any statute, common law, contract, tort or otherwise, for any Loss suffered by such party arising from or in connection with the services provided under the Agreement, however the Loss is caused, shall not exceed 50% of the amount of the Advisory Fees actually received by Roth.

The Company shall reimburse each Indemnified Party for all reasonable costs and expenses (including, without limitation, fees and expenses of outside counsel) incurred by the Indemnified Parties (including all such costs and expenses incurred to enforce the terms of this Addendum A), as they are incurred in connection with investigating, preparing, defending or settling or otherwise relating to any threatened or pending Proceeding for which indemnification has or could be sought by the Indemnified Party, whether or not in connection with a Proceeding in which any Indemnified Party is a named party.

The indemnity and expense reimbursement agreements and obligations set forth in this Addendum shall be in addition to any other rights, remedies, or indemnification as to which any Indemnified Party may have or be entitled at common law or otherwise, shall survive any termination of the Agreement or completion of Services, shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any Indemnified Party. The Company further agrees that the indemnification, contribution and reimbursement obligations set forth in this Addendum A shall apply whether or not Roth or any other Indemnified Party is a formal party in any such Indemnified Claim.

The Company shall not settle, compromise or consent to judgment, or participate in or otherwise facilitate any such settlement, compromise or consent, with respect to any Indemnified Claim without the prior consent of Roth or any Indemnified Party involved in such Indemnified Claim unless (i) there is no admission of wrongdoing, negligence or improper activity of any kind of or by Roth or such Indemnified Party in such settlement, compromise or consent and (ii) there is an unconditional release of all Indemnified Parties from all liability on claims that are the subject matter of or arise out of such Indemnified Claim.

This Addendum A shall survive any termination or completion of the engagement provided by the Agreement.